Exhibit 99.1

FOR RELEASE: IR CONTACT:	NEW HARTFORD, NY, January 26, 2026 Christopher R. Byrnes (315) 743-8376 chris_byrnes@partech.com

PAR Technology to Acquire Bridg, Bringing Loyalty and Non-Loyalty Data Together for Smarter Retail and Restaurant Activation

Acquisition will accelerate PAR's roadmap for consumer data, loyalty, and media innovation

NEW HARTFORD, N.Y. (January 26, 2026) — PAR Technology Corporation (NYSE: PAR), a leading global foodservice technology provider, today announced that it has agreed to acquire the identity resolution and shopper intelligence platform Bridg, a division of Cardlytics, Inc. (NASDAQ Global Market: CDLX). The transaction is structured as an acquisition of substantially all Bridg assets. The purchase price is $27.5 million, subject to purchase price adjustments with a maximum total purchase price of $30.0 million, and is payable in shares of PAR Technology common stock. PAR Technology will also assume certain liabilities associated with the acquired assets. The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions.

Bridg’s proprietary Identity Resolution (IDR) platform converts in-store transactions into enriched customer profiles, uncovering previously unknown shoppers and integrating them into a brand’s first party data set. The acquisition is expected to bring immediate differentiated value to the PAR platform, creating one of the industry’s first unified data sets that combines loyalty and non loyalty transactions. This will enable retailers, restaurants, and CPG companies to activate offers for previously anonymous shoppers and accurately attribute marketing spend, giving brands the ability to see and engage with nearly all of their customers. Together, PAR and Bridg will create a more measurable ecosystem—one where every offer, campaign, and customer interaction can be tied to tangible business outcomes.
“Adding Bridg will propel us toward delivering the industry’s most complete and intelligent platform, built to unlock 1:1 customer connections at scale,” said Savneet Singh, CEO of PAR Technology. “As we connect data seamlessly across every touchpoint, we will redefine what insight-driven execution looks like and empower brands to move faster, operate smarter, and achieve stronger profitable growth in a marketplace that will only become more competitive.”

What Brands Can Expect with Bridg + PAR:
•Full Funnel Customer Visibility: By combining identity resolution with loyalty data, retailers and restaurants fill in the gaps on anonymous transactions and gain end-to-end visibility into the majority of customer activity.
•Identity-Driven Activation & Personalization at Scale: With Bridg, PAR will be able to personalize nearly every customer journey, turning previously unknown shoppers into addressable audiences.

•Closed-Loop Attribution Models: Deterministic purchase data enables retailers, restaurants, and CPG companies to measure marketing and media impact across nearly all transactions.

Bridg has been a trusted identity resolution platform in retail since 2012, helping major grocers, c stores, and quick service restaurants anonymously connect in store transactions to privacy safe customer profiles. In 2021, Bridg was acquired by Cardlytics, solidifying Bridg as a category leader in SKU level insights, deterministic targeting, and closed-loop measurement.

To learn more about PAR's solutions, visit partech.com.

About Bridg
Bridg, a division of Cardlytics, Inc., is a unique identity resolution platform. Bridg converts transactions into knowable customers by leveraging in-store transaction data and our exclusive insight into the offline consumer behavior. Bridg customers benefit from expanded and enriched first-party data, access to new and unique customer insights, and enhanced personalization and targeting that leads to increased customer engagement and lifetime value. bridg.com

About Cardlytics
Cardlytics (NASDAQ: CDLX) is a commerce media platform, powered by our publishers’ first-party purchase data, that makes commerce smarter and more rewarding for everyone. We offer a range of solutions to help advertisers and publishers grow and strengthen customer loyalty. With visibility into approximately half of all card-based transactions in the U.S. and a quarter in the U.K., Cardlytics enables advertisers to engage consumers at scale and drive incremental sales through our industry-leading card-linked offer network. Publisher partners can enhance their platforms with relevant and personalized offers that improve the shopping experience for their customers. Learn more at www.cardlytics.com or follow us on LinkedIn.

About PAR Technology
PAR Technology Corporation (NYSE: PAR) is a leading foodservice technology provider, powering a unified, purpose-built platform engineered to scale and adapt with brands at every stage of growth. Designed with flexibility and openness at its core, PAR’s solutions—spanning point-of-sale, digital ordering, loyalty, back-office, payments, and hardware—integrate with others, yet deliver maximum impact as a unified system. With intentional innovation at the forefront, PAR’s solutions streamline operations, drive higher engagement, and strengthen guest experiences for restaurants and retailers globally. To learn more, visit partech.com or connect with us on social media.

Forward-Looking Statements
This Press Release contains “forward-looking statements” within the meaning of Section 21E of the Exchange Act, Section 27A of the Securities Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, expectations regarding the proposed acquisition, including the anticipated benefits, timing, and completion of the transaction. Words such as “expect,” “will,” and similar expressions identify forward-looking statements. These forward-looking statements are based on current expectations and assumptions but are subject to risks and uncertainties that could cause actual results to differ materially. Factors that may cause such differences include: the failure to satisfy closing conditions; events, changes, or other circumstance that could lead to termination of the definitive agreement; potential litigation, challenges, or objections related to the transaction; delays, disruptions, or increased costs associated with the acquisition; obstacles to achieving the anticipated benefits of the acquisition; and other factors, risks, trends, and uncertainties detailed in PAR Technology Corporation’s and Cardlytics, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this Press Release. Neither PAR Technology Corporation nor Cardlytics, Inc. undertakes any obligation to publicly update or revise them, except as required by applicable securities law. Readers are cautioned not to place undue reliance on these statements.

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PR Contact: Sydney.schultice@partech.com, 609-238-6663